EXHIBIT 23.1

PURCHASE AGREEMENT dated July 4, 2008, among DiAnne
Christmas and E and A Enterprise Trust. ("E and A”), EMAX
WORLDWIDE, INC.., a Utah corporation (“EMXC”) and Slavoljub
Stefanovic (“Purchaser”).

R E C I T A L S

    E and A Enterprises Trust, and other persons affiliated with E and A Enterprise Trust in Schedule 1 annexed hereto (collectively, “Sellers or E and A”) own 64,000,000 shares of common stock of EMAX Worldwide, Inc and trading under the ticker symbol of “EMXC” on the Pinksheets (the “Shares”);

    The Shares, because of the current positions of E and A Enterprises with EMXC, constitute “restricted shares,” as said term is used in Rule 144 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”);

    Purchaser desires to acquire from the Sellers, and the Sellers desire to sell to Purchaser, all of the Shares on the terms and subject to the conditions set forth below.

    NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

I.     PURCHASE

    Purchase.   At the Closing (as defined in Section 2.1 below), Sellers severally shall sell, and Purchaser shall purchase, the Shares for a purchase price of $640 at the Closing (the “Purchase Price”), which funds, contemporaneously herewith, is being deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement referred to in Section 3.1 below.

II.      ACTION TO BE TAKEN AT CLOSING

    The Closing of the transactions contemplated hereby (the “Closing”) shall take place on the tenth day following the filing with the SEC of the Statement on Schedule 14F referred to in Section 3.7 below (or on the next following business day, if such day is not a business day)

    SECTION 2.1     Transfer of Warrants Held by Roxanna Weber. Warrants to purchase an aggregate of 25,000,000 shares of common stock of EMXC held by Roxanna Weber to be assigned to Buyer.

    SECTION 2.2     Resignation. Roxanna Weber will resign her position as President and Chairman of the Board but will remain as Secretary and director until other nominees have been evaluated and hired to replace Roxanna Weber. At that time she will also resign all positions as a director and officer of EMXC, and EMXC shall accept such resignations.

    SECTION 2.3     Employment Agreement. Any existing employment agreements of Weber with EMXC will stay in effect until Weber finishes with all administration filing and dividend distribution matters at which time she will then resign in all capacities as officer or director of EMXC.

    SECTION 2.4     Certificate of Absence of Material Adverse Change. Weber shall sign and deliver to Purchaser a certificate stating that, since 12/31/98 , there has been no event or circumstances which has had, or reasonably can be expected to have, a material adverse effect on the business, financial condition or operations of EMXC.

III. ACTION PENDING CLOSING

    SECTION 3.1     Escrow Agreement. Contemporaneously with the execution and delivery of this Agreement, Sellers, Purchaser and EMXC shall enter into an escrow agreement, in the form of Exhibit 3.1 hereto (the “Escrow Agreement”), with [Sellers’ counsel] as escrow agent (“Escrow Agent”) providing, contemporaneously with its execution, for the deposit with the Escrow Agent of a lease agreement for the use of land owned by Buyer. The Escrow Agreement will include provisions for application of property deposited pursuant thereto..

    SECTION 3.2     No Solicitation.

        (a)         Weber, prior to the termination of this Agreement, E and A or any other Seller shall not seek to solicit, initiate, knowingly facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation, other business combination involving EMXC, acquisition of all or any substantial portion of the assets or capital stock of EMXC or the purchase or other disposition of the Shares, or inquiries or proposals concerning or which would reasonably be expected to lead to, any of the foregoing (an “Acquisition Transaction”) or negotiate, explore or otherwise knowingly communicate in any way with any third party (other than Purchaser or its affiliates, or the Escrow Agent with respect to the Escrow Agreement) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate any transactions expressly contemplated by this Agreement, or contemplated to be a material part thereof.

        (b)         Notwithstanding the foregoing, in the event that there is an unsolicited written proposal for an Acquisition Transaction from a bona fide financially capable third party that contains no financing contingency, EMXC, in its discretion, shall be permitted to furnish to and communicate with any such party all publicly available information requested by such party. EMXC thereafter, shall promptly advise Purchaser in writing of the identity of such party. In the event that such party requests information in addition to that which is publicly available, EMXC may furnish to and communicate with such third party non-public information only if (i) contemporaneous written notice is given to Purchaser; and (ii) (A) EMXC’s Board of Directors shall have been satisfied that such third party is financially capable, without any financing contingency, of consummating an Acquisition Transaction, (B) EMXC’s Board of Directors shall have been advised, by the opinion of outside counsel to EMXC, that any failure to provide such non-public information to such party would constitute a breach of the fiduciary responsibilities of the Board of Directors to the stockholders of EMXC and (C) the Board of Directors, after weighing such advice, determines that taking such action is more likely than not to lead an Acquisition Transaction and that failing to furnish such information would constitute a breach of the Board’s fiduciary duties.

    SECTION 3.3     Access to Information. E and A shall cause EMXC to afford to the Purchaser, the Purchaser’s accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all properties, books, contracts, commitments and records of EMXC and, during such period, shall furnish promptly (a) a copy of each report, schedule and other documents filed or received by EMXC during such period pursuant to the requirements of federal or state securities laws or filed by EMXC during such period with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on its business properties or personnel and (b) such other information concerning EMXC’s business, properties and personnel as the Purchaser shall reasonably request; provided, however, that, no investigation pursuant to this Section 3.3 shall affect any representation or warranty made herein. All non-public documents and information furnished to Purchaser shall be deemed to have been received pursuant to and shall be subject to the provisions of the confidentiality and non-disclosure agreement heretofore entered into between Purchaser and EMXC (the “Confidentiality Agreement”).

    SECTION 3.4     No Exercise of Warrants. Roxanna Weber has assigned her interest to 25,000,000 warrants to purchase shares of common stock of EMXC to Slavo Stefanovic at the date of this Agreement and prior to Closing.

    SECTION 3.5     Additional Share Issuances and Material Transactions. EMXC agrees that it shall not authorize the issuance of any additional shares of its common stock or enter into any material contracts or agreements after the date hereof and prior to the Closing without first obtaining the consent of Purchaser, which consent shall not be unreasonably withheld.

    SECTION 3.6     Rule 14f-1 Statement. A Statement on Schedule 14F shall be filed by EMXC with the SEC, promptly following the execution and delivery of this Agreement..

ARTICLE IV

REPRESENTATIONS AND WARRANTIESOF SELLER AND EMXC

   E and A Enterprises jointly and severally represent and warrant to the Purchaser as follows, with the knowledge and understanding that the Purchaser is relying materially upon such representations and warranties:

    SECTION 4.1     Organization and Standing. EMXC is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. EMXC has all requisite corporate power to carry on its business as it is now being conducted. The copies of the Certificate of Incorporation and By-laws of EMXC, as amended to date and delivered to Purchaser, are true and complete copies of these documents as now in effect.

    SECTION 4.2     Capitalization. The authorized capital stock of EMXC, the number of shares of capital stock which are issued and outstanding and the par value thereof are as set forth in Schedule C hereof. All of such shares of capital stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. Except as set forth in EMXC’s SEC Reports (as defined below) or as otherwise disclosed therein and herein, there are no subscriptions, options, rights or calls or other commitments or agreements to which EMXC is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of EMXC. Other than as set forth in EMXC’s SEC Reports, there are no outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of EMXC.

    SECTION 4.3     Authority. EMXC's Board of Directors has approved and ratified this Agreement.

    SECTION 4.4     No Breaches. The making and performance of this Agreement and the other agreements contemplated hereby by EMXC will not (i) conflict with or violate the Certificate of Incorporation or the by-laws of EMXC, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which EMXC is a party or by which EMXC or any of its material assets, businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of EMXC under, or create any rights of termination, cancellation or acceleration in any person under, any material agreement, arrangement or commitment to which EMXC.

    SECTION 4.5     EMXC’s SEC Reports. Except as provided for in Schedule 4.5, EMXC has filed all reports, registrations and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act through and as filed as up to the period ending September 31, 1995 (all such reports, registrations and documents filed with the SEC up to the date as of September 31, 1995 are collectively referred to as "EMXC's SEC Reports"). As of their respective dates, EMXC's SEC Reports complied in all material respects with all rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since June 30, 1998, there have been no events or circumstances which have, or reasonably can be expected to have, a material adverse effect on the business, financial condition or operations of EMXC.

    SECTION 4.6     Title to Shares. Each Seller owns the Shares he or she proposes to sell pursuant to this Agreement free and clear of all liens, claims and encumbrances and,, when such Shares are purchased and paid for pursuant to this Agreement and the Escrow Agreement, Purchaser (or EMXC in the case of the redeemed Shares) shall acquire ownership of such Shares free and clear of all liens, claims and encumbrances created by or through Sellers.

    SECTION 4.7     Binding Effect. This Agreement constitutes the valid and binding obligation of each of E and A s enforceable in accordance with its terms.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to EMXC and the Sellers as follows, with the knowledge and understanding that EMXC and the Sellers each is relying materially on such representations and warranties:

    SECTION 5.1     Organization and Standing of Purchaser. Purchaser is a an individual residing in the state of Florida. Purchaser has all requisite power to carry on its business as now conducted.

    SECTION 5.2     Information. The draft statement on Schedule 14f-1 prepared by Purchaser and furnished to EMXC in anticipation of the execution and delivery of this Agreement insofar as the information contained therein relates to Purchaser, its designees for membership on the Board of Directors of EMXC and its plans or intentions regarding EMXC, satisfies the information requirements of Rule 14f-1 promulgated by the SEC pursuant to the Exchange Act and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

TERMINATION

    SECTION 6.1     Termination. This Agreement may be terminated by either the Purchaser or the Sellers if the Closing does not take place within thirty (30) days from the date hereof provided that a party whose action or inaction the reason for the Closing not taking place shall not have the right to give notice of termination.

ARTICLE VII

MISCELLANEOUS

    SECTION 7.1    Expenses. EMXC, Sellers and Purchaser shall each pay their own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement.

    SECTION 7.2     Survival of Representations and Warranties. All statements contained in this Agreement or in any certificate delivered by or on behalf of Purchaser and the Sellers pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Purchaser and the Sellers, as the case may be, hereunder. All representations and warranties made by Purchaser and the Sellers in this Agreement, or pursuant hereto, shall survive the Closing only until November 30, 2008 and no action based thereon may be commenced after such date; provided, however, that all representations and warranties related to any claim asserted in writing prior to the expiration of the above period shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made; and provided, further, that the representation and warranty contained in Section 4.6 shall survive indefinitely.

    SECTION 7.3     Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

    SECTION 7.4     Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

    (a)   To Purchaser:
        Slavoljub Stefanovich
        1212 Main Street
        Wildwood, Florida 34785
        Attn: Slavoljub Stefanovic

        With a copy to:
        Andrew Andrade. P.A.
        900 S Cherry Street
        Denver, Colorado 82046
        Attn: Andy Andrade
        Fax No.: 303-779-5888

    (b)   To EMAX WORLDWIDE INC. (EMXC):
        358 S 700 Street
        Suite B149
        Salt Lake City Utah 84102
        Attn: Roxanna Weber

        With a copy to:
        Andrew Andrade, P.A.
        900 Cherry Street
        Suite 300
        Denver Colorado 80246

    (c)   To the Sellers:
        E and A Enterprises Trust
        101 E Green Street
        Perry Florida 32348
        DiAnne Christmas
        Trustee

        With a copy to:
        Andrew Andrade, Esquire
        900 Cherry Street
        Ste 300
        Denver Colorado 80246

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission or electronic mail, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii) 24 hours after shipment by such courier service.

    SECTION 7.5     Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Florida without giving effect to the principles of conflicts of law thereof.

    SECTION 7.6     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF UTAH SITUATED IN SALT LAKE CITY COUNTY AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PURCHASER, SELLER AND EMXC ALL HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY GENERALLY THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURT. THE PURCHASER, SELLER AND EMXC EACH HEREBY IRREVOCABLY WAIVES, IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING, (A) ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS AND (B) THE RIGHT TO INTERPOSE ANY NONCOMPULSORY SET-OFF, COUNTERCLAIM OR CROSS-CLAIM. THE PURCHASER, EACH SELLER AND EMXC EACH IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SET FORTH IN SECTION 7.4 HEREOF.

    SECTION 7.7     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

    SECTION 7.8     No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

    SECTION 7.9     Entire Agreement. This Agreement, including the Exhibits attached hereto, and the Confidentiality Agreement sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

    SECTION 7.10     Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

    SECTION 7.11     Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

E AND A ENTERPRISES TRUST

By: ____________________________________
Name: DiAnne Christmas
Title: President/Secretary

EMAX WORLDWIDE, INC.

By: ______________________________________
Name: Roxanna Weber
Title: President

By: ______________________________________
Name: Dorliss
Title: Director

SLAVOLJUB STEFANOVIC

By:___________________ _________
Name: Slavljub Stefanovic
Title: Principal

EXHIBIT 23.1

ESCROW AGREEMENT (this "Agreement"), dated as of July 4, 2008, by and among Dianne Christmas ("Christmas”), and certain persons affiliated with E and A Enterprises Trust identified in the signature pages hereof (collectively, “Sellers”), EMAX Worldwide Inc., a Utah corporation (the "Company”) and Slavoljub Stefanovic, a resident of
Florida (“Purchaser”), and Andrew Andrade P.A. (the "Escrow Agent").

    The Company, the Sellers and the Purchaser have entered into a Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which the Purchaser has agreed to purchase certain shares of common stock of the Company (“Common Stock”) owned by Sellers (the "Relevant Shares") at a price of $6400. (the “Purchase Price”). The company has also entered into an agreement to pay certain professional fees associated with EMXC for past services. Andrew Andrade is to be paid $36,000, the transfer agent needs to be paid 10,000 to process and mail stock dividends and other fees listed on Schedule A

    A.   The Escrow Agent is willing to act as escrow agent pursuant to the terms of this Agreement with respect to the Purchase Price to be paid for the Relevant Shares and the delivery of the certificates representing the Relevant Shares being sold to the Purchaser as set forth in the Purchase Agreement (the "Certificates"). The payment of EMXC past due professional service fees to Andrew Andrade to be paid $25,500 will be paid by the purchaser as agreed in the attached payout schedule D.

    B.   Upon the closing of the transactions contemplated by the Purchase Agreement (the "Closing"), the Escrow Agent shall take the steps contemplated by the Purchase Agreement for the Escrow Agent to take in accordance with the terms of this Agreement.

    C.    All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

NOW, THEREFORE, IT IS AGREED:

    1.   Deposit of Collateral. (a) The Purchaser shall deposit with the Escrow Agent a copy of the Purchase Agreement and this Escrow Agreement, each executed by the Sellers and the Purchaser; and $6400.00. (“Deposit ”). The Company shall deliver to the Escrow Agent (i) the Purchase Agreement signed by the Company and (ii) this Escrow Agreement signed by the Company. The Sellers shall deposit with the Escrow Agent a copy of the Purchase Agreement and this Escrow Agreement executed by the Sellers and certificates, representing the Relevant Shares owned by the Sellers, duly endorsed for transfer, with guarantees of signature.

            i)     The Deposit shall be delivered by the Purchaser to the Escrow Agent by way of mail to the following address:

            Law Offices of Andrew Andrade P.A.
            900 Cherry Street
            Denver Colorado
            Re: EMXC Controlling Acquisition Corporation

            (ii)     Certificates representing the Relevant Shares shall be delivered to the Escrow Agent at its address for notice indicated in Section 5(a).

     (b) The Escrow Agent agrees to hold the Collateral and the Relevant Shares received by it in accordance with the terms and conditions set forth herein (collectively, the “Escrow Fund”) until it has received all of the Escrow Fund;

     (c) The Purchaser and the Company understand that all deposited documents and agreements and cash equivalents delivered to the Escrow Agent pursuant to Section 1(a) shall be held in escrow in a non-interest bearing account until the Closing. The parties hereto hereby authorize and instruct the Escrow Agent to promptly effect those stages contemplated by Article II of the Purchase Agreement to be effected as part of the Closing.

        2. Terms of Escrow.

(a) The Escrow Agent shall hold the Collateral and the Relevant Shares in escrow until the earlier to occur of (i) the receipt by the Escrow Agent of a notice, executed by each of the Company, the Sellers and the Purchaser, stating that the Closing under the Purchase Agreement is to take place and directing the disposition of the Escrow Fund in the manner set forth in the Purchase Agreement or (ii) as set forth in subparagraph (b) below.

(b) If the Escrow Agent, prior to delivering or causing to be delivered the Escrow Fund in accordance herewith, receives notice of objection, dispute, or other assertion in accordance with any of the provisions of this Agreement, the Escrow Agent shall continue to hold the Escrow Fund until such time as the Escrow Agent shall receive (i) written instructions jointly executed by the Purchaser, Sellers and the Company, directing distribution of such Escrow Fund, or (ii) a certified copy of a judgment, order or decree of a court of competent jurisdiction, final beyond the right of appeal, directing the Escrow Agent to distribute said Escrow Fund to any party or parties hereto or as such judgment, order or decree shall otherwise specify (including any such order directing the Escrow Agent to deposit the Escrow Fund into the court rendering such order, pending determination of any dispute between any of the parties). In addition, the Escrow Agent shall have the right to deposit any of the Escrow Fund with a court of competent jurisdiction without liability to any party if said dispute is not resolved within 15 days of receipt of any such notice of objection, dispute or otherwise.

        3. Duties and Obligations of the Escrow Agent.

        (a)     The parties hereto agree that the duties and obligations of the Escrow Agent are only such as are herein specifically provided and no other. The Escrow Agent's duties are as a depositary only, and the Escrow Agent shall incur no liability whatsoever, except as a direct result of its willful misconduct or gross negligence.

        (b)     The Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

        (c)     The Escrow Agent shall not be bound in any way by the terms of any other agreement to which the Purchaser, Sellers, and the Company are parties, whether or not it has knowledge thereof, and the Escrow Agent shall not in any way be required to determine whether or not any other agreement has been complied with by the Sellers, Purchaser and the Company. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or super session of this Agreement unless the same shall be in writing and signed jointly by each of the Purchaser, the Sellers and the Company, and agreed to in writing by the Escrow Agent.

        (d)     If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, other than to keep safely all property held in escrow, until it shall jointly be directed otherwise in writing by the Purchaser, the Sellers and the Company or by a final judgment of a court of competent jurisdiction.

        (e)      The Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be genuine. The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

        (f)     The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it or in respect of the Escrow Fund.

        (g)     If the Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the Escrow Fund, it may do so by delivering the same to any other escrow agent mutually agreeable to the Purchaser and the Company and, if no such escrow agent shall be selected within three days of the Escrow Agent's notification to the Purchaser, the Sellers and the Company of its desire to so relinquish custody of the Escrow Fund, then the Escrow Agent may do so by delivering the Escrow Fund (a) to any bank or trust company in the County, City and State of New York, which is willing to act as escrow agent thereunder in place and instead of the Escrow Agent, or (b) to the clerk or other proper officer of a court of competent jurisdiction as may be permitted by law. The fee of any such bank or trust company or court officer shall be borne by the Company. Upon such delivery, the Escrow Agent shall be discharged from any and all responsibility or liability with respect to the Escrow Fund and the Company, Sellers and the Purchaser shall promptly pay to the Escrow Agent all monies which may be owed it for its services hereunder, including, but not limited to, reimbursement of its out-of-pocket expenses pursuant to paragraph (i) below.

        (h)     This Agreement shall not create any fiduciary duty on the Escrow Agent's part to the Purchaser, the Sellers or the Company, nor disqualify the Escrow Agent from representing either party hereto in any dispute with the other, including any dispute with respect to the Escrow Fund. The parties understand that the Escrow Agent has acted and will continue to act as counsel to the Sellers and the Company in connection with the Purchase Agreement and the transactions contemplated thereby.

        (i)     The reasonable out-of-pocket expenses paid or incurred by the Escrow Agent in the administration of its duties hereunder, including, but not limited to, postage, all outside counsel to the Escrow Agent and advisors' and agents' fees and all taxes or other governmental charges, if any, shall be paid by the Company.

        4. Indemnification.

        (a) The Purchaser, Sellers and the Company, jointly and severally, hereby indemnify and hold the Escrow Agent harmless from and against any and all losses, damages, taxes, liabilities and expenses that may be incurred by the Escrow Agent, arising out of or in connection with its acceptance of appointment as the Escrow Agent hereunder and/or the performance of its duties pursuant to this Agreement, including, but not limited to, all legal costs and expenses of the Escrow Agent incurred defending itself against any claim or liability in connection with its performance hereunder, provided that the Escrow Agent shall not be entitled to any indemnity for any losses, damages, taxes, liabilities or expenses that directly result from its willful misconduct or gross negligence.

        5. Miscellaneous.

        (a) All notices, requests, demands and other communications hereunder shall be in writing, with copies to all the other parties hereto, and shall be deemed to have been duly given when (i) if delivered by hand, upon receipt, (ii) if sent by telecopier, upon receipt of proof of sending thereof, (iii) if sent by Express Mail, Federal Express or other express delivery service (receipt requested), the next business day or (iv) if mailed by first-class registered or certified mail, return receipt requested, postage prepaid, upon receipt, in each case if delivered to the following addresses:

        (i) If to the Company:

         At the address set forth in the Purchase Agreement

        (ii) If to the Sellers: E and A Enterprises Trust

        At the address set forth in the Purchase Agreement

        (ii) If to the Purchaser: Slavoljub Stefanovic

        At the address set forth in the Purchase Agreement

        (iii) If to the Escrow Agent:

        Attn: Andrew Andrade
        900 Cherry Street
        Suit 300
        Denver, Colorado 80111
        Fax No.: 303-488-7998

     or at such other address as any of the parties to this Agreement may hereafter designate in the manner set forth above to the others.

        (b)     This Agreement shall be construed and enforced in accordance with the law of the State of Florida applicable to contracts entered into and performed entirely within Florida.

Schedule A Liabilities

Short Term Liabilities	Total Due

Legal fees to Attorney Andrew Andrade
EMXC	26,000
Gold Rush Investments	10,000

Corporate Office Annual Renewal Fees	700

State of Delaware Sales Tax	3200

Transfer Agent and Dividend Transfer Fees	12,000
(printing new dividend certificates, mailing etc)

Auditor Retainer
In future	5,000

Sec Attorney Retainer	5,000
In Future

Fees owed to DTC and Nobos	2700

Fees for filings to SEC forms and Press	2000

ScheduleB
Authorized Common Shares	1,400,000,000

Issued and Outstanding Shares	1.135,859,000
Restricted Shares	883,045,102
Shares Freely Trading	251,328,612
Shares Stopped	491,650

Authorized Preferred Stock	40,000,000
Issued and Outstanding Authorized Shares	0

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed the day and year first above written.

E AND A ENTERPRISES TRUST

By: ______________________________________
Name: DiAnne Christmas
Title: Trustee

Slavljub Stefanovic

By: ______________________________________
Name: Slavljub Stefanovic
Title: Principal

M. Andrew Andrade P.A.

By: ______________________________________
Name: Manuel A Andrade
Title: Attorney